Exhibit 5.1

[THE LEBRECHT GROUP, APLC LETTERHEAD]

August 17, 2007

Real Paper Displays, Inc.
4340 Von Karman Avenue
Suite 200
Newport Beach, CA 92660

Ladies and Gentlemen:

You have requested our opinion as counsel for Real Paper Displays, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 4,000,000 shares of Company common stock issuable under the Real Paper Displays, Inc. 2007 Non-Qualified Company Stock Grant and Option Plan.

We have examined the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about August 17, 2007 (the “Registration Statement”). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, /s/ The Lebrecht Group, APLC The Lebrecht Group, APLC